Exhibit 99.2

© 2021 Bright Machines, Inc. May 2021 INVESTOR PRESENTATION Bright Machines – Transforming Manufacturing

Disclaimers

Additional Information and Where to Find It

In connection with the proposed business combination with SCVX Corp. (SCVX), SCVX intends to file a Registration Statement on Form S-4, including a preliminary proxy statement/prospectus and a definitive proxy statement/prospectus with the SEC. SCVX's stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about Bright Machines, SCVX, and the proposed business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to stockholders of SCVX as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC's website at www.sec.gov, or by directing a request to: c/o Strategic Cyber Ventures, 1220 L St. NW, Suite 100-397, Washington, DC 20005.

Participants in the Solicitation

SCVX and Bright Machines and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described herein under the rules of the SEC. Information about the directors and executive officers of SCVX is set forth in SCVX's Annual Report on Form 10-K filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, on April 6, 2021, and is available free of charge at the SEC's web site at www.sec.gov or by directing a request to: c/o Strategic Cyber Ventures, 1220 L St. NW, Suite 100-397, Washington, DC 20005. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the SCVX shareholders in connection with the potential transaction will be set forth in the registration statement containing the preliminary proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

The information herein shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. The information herein shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Bright Machines

© 2021 Bright Machines, Inc.

Disclaimers (Cont'd)

Forward Looking Statements

Certain statements herein may be considered forward-looking statements. Forward-looking statements generally relate to future events or SCVX's or Bright Machines' future financial or operating performance. For example, statements about the expected timing of the completion of the proposed business combination, the benefits of the proposed business combination, the competitive environment, and the expected future performance and market opportunities of Bright Machines are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by SCVX and its management, and Bright Machines and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against SCVX, Bright Machines, the combined company or others following the announcement of the proposed business combination; (3) the inability to complete the proposed business combination due to the failure to obtain approval of the shareholders of SCVX or to satisfy other conditions to closing; (4) changes to the proposed structure of the proposed business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the proposed business combination; (5) the ability to meet stock exchange listing standards at or following the consummation of the proposed business combination; (6) the risk that the proposed business combination disrupts current plans and operations of Bright Machines as a result of the announcement and consummation of the proposed business combination; (7) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the proposed business combination; (9) changes in applicable laws or regulations; (10) the possibility that Bright Machines or the combined company may be adversely affected by other economic, business and/or competitive factors; and (11) other risks and uncertainties set forth in the section entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in SCVX's Form 10-K for the year ended December 31, 2020, and which will be set forth in the registration statement to be filed by SCVX with the SEC in connection with the proposed business combination.

Nothing herein should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither SCVX nor Bright Machines undertakes any duty to update these forward-looking statements.

Risk Factors

For a description of the risks relating to an investment in Bright Machines, including its business and operations, we refer you to "Risk Factors" in the Appendix to this presentation.

Bright Machines.

© 2021 Bright Machines, Inc.

© 2021 Bright Machines, Inc. SCVX Overview • SCVX Corp. (NYSE: SCVX) completed its $230 million IPO in January 2020 • Partnerships with Hudson Bay Capital and Strategic Cyber Ventures • Top - tier reputation and accomplished management team • Supported by independent directors with diverse expertise across public investing, consulting, technology, government and military sectors • XN LP has partnered with SCVX to acquire an economic interest in SCVX Corp. held by the SCVX founders The image part with relationship ID rId5 was not found in the file. • Former Portfolio Manager and Director of Research at Citadel Fundamental Securities • ~20 years of direct public market investment experience • Extensive expertise navigating complex transactions • Former Senior Partner at Green Owl Capital Management and Corvex Management • Former Portfolio Manager at SAC Capital’s CR Intrinsic Unit The image part with relationship ID rId5 was not found in the file. Michael Doniger Chief Executive Officer Hank Thomas Chief Technology Officer • Co - Founder and CEO of Strategic Cyber Ventures • 23 - year career in cyber and national security • 11 years as a Booz Allen Hamilton Security Consultant & Executive • 8 years as a U.S. Army Intelligence Officer • Member of the Consumer Electronics Show (CES) advisory board and the U.S. Cyber Moonshot advisory board at Auburn University 1

Transaction Overview

Business Overview	▪ Leading the digital transformation of manufacturing ▪ Revolutionizing the manufacturing industry through an advanced, proprietary AI-driven platform ▪ Robust revenue growth profile with $727 million in sales and gross margin of 50% by 2025E
Capital Structure	▪ ~$400 million of net proceeds to fund the business until it is projected to be cash flow positive in 2025[1] ▪ ~$445 million cash on balance sheet and no debt post-transaction[1]
Valuation	▪ ~$1.1 billion pro forma enterprise value with a strong balance sheet[2] ▪ Attractively-valued entry multiple for a high-growth business
Offering Size	▪ SCVX has $230 million of cash in trust[1] ▪ PIPE raise of $205 million

Bright Machines

(1) Assumes no redemptions.
(2) Reflects post-money enterprise value and excludes potential impact of existing shareholder earnout structure.

© 2021 Bright Machines, Inc.

2

© 2021 Bright Machines, Inc. Today’s Presenters Amar Hanspal Co - Founder, Chief Executive Officer Pat O’Malley Interim Chief Financial Officer (1) Lior Susan Co - Founder , Eclipse Ventures 3 (1) Mr. O’Malley has indicated his intention to leave the Company to pursue other interests. The Company has begun a search for his successor, and Mr. O’Malley has indicated his intention to remain with the Company until his successor has been hired .

© 2021 Bright Machines, Inc. Today’s Discussion Agenda Bright Machines at a Glance Market Opportunity Driving Growth Financial Outlook Valuation Framework 1 2 3 4 5 4 © 2021 Bright Machines, Inc.

© 2021 Bright Machines, Inc. Bright Machines at a Glance © 2021 Bright Machines, Inc. 5 1

© 2021 Bright Machines, Inc. The future is now Bright Machines is developing an AI - driven platform to lead the digital transformation of manufacturing AI is defining the next frontier for manufacturing © 2021 Bright Machines, Inc . 6

Bright Machines at a Glance

- Founded in 2018 to address an accelerating need for AI-driven manufacturing automation
- Solution rigorously proven in collaboration with Flex; has since been deployed to over 25 customers and 50 brands
- Robust portfolio of proprietary IP built around AI algorithms, solution-centric capabilities and customer collaboration
- Highly technical workforce of ~500 employees, including ~150 software engineers
- Global presence strategically aligned to support customers
- Headquartered in San Francisco, CA

FAST COMPANY	Forbes	Inc.	WORLD ECONOMIC FORUM
50 Future Unicorns	Top 50 AI companies	Best in Business	Technology Pioneer

~$250bn TAM long-term	**$727m** Revenue in 2025E
60%+ Gross Margin long-term	**60%+** Recurring Revenue long-term

Lead Investors

- ECLIPSE
- LUX
- BMW i Ventures

Blue Chip Customers & Premier Brands

Leading cloud services company	Fortune 100 industrial conglomerate	Innovative consumer products manufacturer
Global automotive manufacturer	Premium consumer beverage provider	Leading manufacturer of network hardware and software
Leading graphics processing unit (GPU) manufacturer	Premier consumer appliance manufacturer	Leading industrial tool manufacturer

Bright Machines.

Source: Bright Machines management estimates and consulting study.

© 2021 Bright Machines, Inc.

7

© 2021 Bright Machines, Inc. Senior Leadership Brian Mathews Chief Technology Officer Tzahi Rodrig Chief Operating Officer Amar Hanspal Co - Founder, Chief Executive Officer Pat O’Malley Interim Chief Financial Officer Abhishek Pani Chief Product Officer Caroline Pan Chief Marketing Officer Fiorella Dettorre Chief Human Resources Officer Bill Griffin Chief Revenue Officer Victoria Libin SVP Legal Affairs 8 (1) (1) Mr. O’Malley has indicated his intention to leave the Company to pursue other interests. The Company has begun a search for his successor, and Mr. O’Malley has indicated his intention to remain with the Company until his successor has been hired .

© 2021 Bright Machines, Inc. Board of Directors Lior Susan Director Carl Bass Chairman of the Board Stephen Luczo Director Director Glenda Dorchak GMD Enterprises Amar Hanspal Director 9

© 2021 Bright Machines, Inc. Market Opportunity © 2021 Bright Machines, Inc. 10 2

© 2021 Bright Machines, Inc. Global Manufacturing is in the Early Stages of a Potentially Massive Transformation Significant Shifts in Global Supply Chains Demand for Robustness and Resiliency Accelerating Digital Transformation for Speed, Scale and Flexibility 11

© 2021 Bright Machines, Inc. Digital Technology Provides the Key Ingredient for this Transformation 3 Speed and Scale to Market Flexibility and Resiliency Labor Efficiency Sustainability Consumer preferences change rapidly Digital manufacturing allows for a simple software update to adjust for changes in preferences Digital machines can assemble more products at a faster rate than humans Up to 85% of all assemblies are “automatable ” (1) Digital manufacturing eliminates the need for workers and products to travel long distances and elevates low - volume, high - value focus (1) Per Bright Machines management estimates. 12

© 2021 Bright Machines, Inc. Conveyance System AI / ML Digital Twin Labeling MES API Barcode Scanner ERP CAD RFID Robotics Imaging Remote Sensing Robotic Arms PDM QMS However, Digital Transformation Today is Complex and Cumbersome 3 PLM / NPI Complex Ecosystem of Components, Systems and Control Layers that do not Integrate or Improve Highly Fragmented, Disparate and Niche Supplier Base 13

Programmable Microfactory with Continuously Improving Skills

- Pick & Place
- Screwing
- Heat Sink Assembly
- DIMM Card Insertion
- Bar Code Scanning
- Labeling
- Dispensing
- Soldering
- Vision Inspection
- Clamping
- PRFID Traceability
- And More…


Bright Robotic Cells
End of Arm Tools
Feeding Systems
Transport Systems

Bright Machines

© 2021 Bright Machines, Inc.
14

© 2021 Bright Machines, Inc. Write Once, Build Anywhere 3 Assembly Semantics No Code Programming Cloud Based 3D Simulation Decision Optimization 3D Vision Device Integration 15

© 2021 Bright Machines, Inc. Customer - Proven Technology 3 The image part with relationship ID rId23 was not found in the file. 60 deployed microfactories serving 50 + major brands 16

Delivering Tangible Results

Sector	 Automotive	 Consumer	 Data Center	 Network Infrastructure
Customer Challenge	• Labor intensity • Quality • Human failure	• Labor intensity • Quality • Human failure	• Labor intensity • Quality • Human failure	• Labor intensity • Labor shortage
Process Elements	• Complex assembly • Inspection • Component tracking	• Complex assembly • Inspection • Precision via advanced computer vision	• Complex assembly • Inspection • Precision via advanced computer vision	• Complex assembly • Precision via advanced computer vision
Impact	▲ 33% output / hour ▼ 50% line headcount ▼ 88% defect rate	▲ 50% output / hour ▼ 90% line headcount ▼ 38% defect rate	▲ 5% output / hour ▼ 69% line headcount ▼ 3% defect rate	▲ 71% output / hour ▼ 63% line headcount ▼ 34% defect rate

Bright Machines

© 2021 Bright Machines, Inc.

17

© 2021 Bright Machines, Inc. 11 months Payback P eriod 69% lower Cost per Unit Produced Customer Case Study: Powering ROI Software - controlled assembly of DIMM cards and heat sinks in networking equipment Year 0 1 2 3 Investment ($1.4M) Savings $1.5M $1.5M $1.5M Investment Summary 18

© 2021 Bright Machines, Inc. Customer Case Study: Driving Flexibility 3 11 D rill Types through… …1 U.S. - Based Microfactory Localizing manufacturing: Lower cost, faster completion, superior logistics Labor and process cost savings drive customer ROIC 19

© 2021 Bright Machines, Inc. Driving Growth © 2021 Bright Machines, Inc. 20 3

© 2021 Bright Machines, Inc. Driven by Fast - Growing Industry Segments 2 Network Infrastructure & Data Centers Electric Vehicles Consumer Goods Industrial Equipment Batteries Medical Devices 21

© 2021 Bright Machines, Inc. Grow Global Presence and Channel Relationships 3 On - Demand Manufacturing OEM EMS Improve Development Time • Replace repetitive, labor - intensive assembly and inspection tasks • Increase output and lower assembly time • Product design flexibility • Provide localized expertise to OEMs around the globe • Cost advantages through standardized products Leverage expanding footprint and capabilities for channel expansion Channel Expansion Opportunity DIRECT SALES CHANNEL PARTNERS Global Expansion Roadmap NORTH AMERICA EUROPE ASIA Bright Machines targets commercial and industrial customers in need of enabling manufacturing resiliency, reshoring or distributed manufacturing 22

© 2021 Bright Machines, Inc. Expanding With Our Customers 3 3 Number of Product Categories Median Deal Size ($ in millions) 23 Pilot 2 - 3 Products Multiple Products Multiple Plants Fortune 500 Firm / Large OEM in Industrial Tools & Consumer Hardware $0.1 $0.4 $1.0 $2.1 Pilot < 6 months 6-12 months 12-24 months 1 2 6 17 Pilot < 6 months 6-12 months 12-24 months Source: Bright Machines management projections. Initial customer penetration followed by growth in product categories, assembly lines and average deal size

© 2021 Bright Machines, Inc. Significant Headroom for Continued Growth “Land and Expand” Strategy for Global OEM and EMS Accounts 3 24 Global Manufacturing Sites (#) ~100 ~100 ~225 ~200 ~$150m $2m (1) $1 - 1.5m $1 - 2m $1 - 2m $1 - 1.5m Annual MF Opportunity (2) Est. 7 – year useful life 6 6 6 6 6 15 10 24 20 13 $ 2 - 2.5m $ 1 - 1.5m $ 2 - 3m $ 2 - 3m $ 1 - 2m $ 20 - 25m $ 10 - 15m $ 20 - 30m $ 20 - 30m $ 10 - 20m Customer S Customer E Customer H Customer D Customer F Total Employees ~55,000 ~160,000 ~85,000 ~105,000 ~25,000 ~$350m ~$ 450m ~$550m ~130 ~$900m Annual Capex ($) Annual SW Opportunity Est. 10% attach rate Targeted Plants (# of Sites) Est. 10% penetration over 3 - 5 yrs Targeted Lines Per Site Avg. Deal Size ($ / Line) Source: Bright Machines management projections and company filings. Note: Manufacturing sites, annual capex and total employees shown as of latest annual filing for each customer. (1) 2021 deal size now averaging $2M per line. (2) MF ( Microfactory ) opportunity per customer assumes 1 MF per line, with approx. 10 BRCs (Bright Robotic Cells) per MF. MF spend estimated to be ~5 - 7% of OEM capex spend and ~1 - 2% of EMS capex spend.

Customer Case Study: Scaling Capacity

Assembly of Shower Head Used in Coffee Maker



Previously Using Labor

Brightware



First Line Configured



Phase 1 – First Line

Brightware



Copy Exact to Deploy Additional Lines



Phase 2 – Add Second Line



Phase 3 – Add 3 More Lines



5.4M units per year
+200%
1.8M units per year
+100%
0.9M units per year
+50%
0.6M units per year

Source: Bright Machines management projections.

Bright Machines

© 2021 Bright Machines, Inc.

25

High Visibility into Near-Term Performance



Identified pipeline of $80m with existing customers and $132m with new customers
Tracking $5m ahead of plan in 2021
Total: $54m
Total: $59m
Q2 bookings: $8m
Q1 bookings: $7m
Existing backlog: $26m
Flex contract: $18m
Total: $85m
Total: $85m
Additional bookings needed: $40m
Projected backlog: $30m
Flex contract: $15m
Current Forecast
Detailed Pipeline
2021E Revenue
Current Forecast
Detailed Pipeline
2022E Revenue

Source: Bright Machines management projections.

Note: In 2018, Bright Machines entered into a 5-year Master Services Subscription Agreement (the "MSSA") with Flex for services ranging from hardware leasing to engineering and testing services as well as product purchases. The estimated lifetime value of that contract was approximately $350 million. Given that business conditions have changed due to the pandemic and that Bright Machines has focused on building software-defined assembly lines and manufacturing software, Bright Machines and Flex have agreed to amend the terms of the MSSA.

The agreement will result in:

- Bright Machines exiting the used SMT hardware leasing business. Flex will make an upfront cash payment of $8.2 million for the sale of such hardware assets mostly based in China.
- Flex will reduce its commitment to purchase professional automation services by a total of approximately $120 million over the remaining term of the MSSA.
- Bright Machines will retire approximately 9.0 million shares (of their 14.8 million shares) of Bright Machines common stock currently owned by Flex, which is proportionate to Flex's revised commitments under the MSSA.

Although there will be an overall reduction in revenue related to legacy automation testing professional services and leasing of non-proprietary used manufacturing equipment under the MSSA, this amendment also includes a firm commitment to purchase $10 million per year through May 2023 of the Company's proprietary products and services. The new estimated lifetime value of the amended MSSA will be approximately $240 million. Neither the used manufacturing equipment leasing nor automation testing and engineering professional services is core to the Bright Machines business.

Bright Machines.

© 2021 Bright Machines, Inc.

26

Well-Defined Path for Profitable ARR Growth



$25,000 / yr base
$50,000 / yr adv
$25,000 / yr
$50,000 / yr
$50,000 / yr
$150,000 / yr
Total $50,000
$50,000
$25,000
$25,000
Now
H2'21
H2'21
2022/2023
Total



Assembly Automation

A portfolio of applications to design, plan, simulate, program, debug and deploy discrete manufacturing assembly automation



Production Analytics

Data & AI/ML based applications for driving higher line uptime, identifying production anomalies, helping with faster root-cause analysis and optimizing process metrics



Production Quality

Computer vision driven applications for assembly inspection, defect detection and packaging inspection



Intelligent Manufacturing Operations

Closed-loop, data-driven, reinforcement learning-based applications for production decisions across the entire line

Bright Machines

Source: Bright Machines management projections.

© 2021 Bright Machines, Inc.

27

© 2021 Bright Machines, Inc. Customer Case Study: Continuous Improvement Statistical analysis of force feedback data enables another $12 per unit savings due to reduced scrap & rework Software controlled assembly of DIMM cards and heat sinks in networking equipment 28 9 months Payback P eriod 76% lower Cost per Unit Produced Year 0 1 2 3 Investment ($0.9M ) Labor Savings $1.3M $ 1.3M $1.3M Investment Summary Source: Bright Machines management projections.

© 2021 Bright Machines, Inc. Customer Case Study: Inspection Using Vision & AI Actual Synthetic Synthetic data used to train AI solution Automated sorting of different shaped products into corresponding package ~ 66 % units per hour ~67 % headcount 29

© 2021 Bright Machines, Inc. Growing the Value per Line 3 3 30 5 Year Expected LTV (Single Production Line) Year 1 Year 2 Year 3 Year 4 Year 5 Software Revenue Stacking Total Revenue Stacking ($ in millions) ($ in millions) HW Revenue (Cumulative) SW Revenue (Cumulative) $4.0 3.0 2.0 1.0 0 $0.15 $0.15 $0.40 $0.40 $0.40 Year 1 Year 2 Year 3 Year 4 Year 5 SW (Line Production Analytics) SW (Premium Service and Maintenance - MF) SW (Line Production Quality) SW (Assembly Automation) SW (Production Quality – MF) SW (Production Analytics – MF) SW (Production Execution) Source: Bright Machines management projections. $ 0.4 0.3 0.2 0.1 0

Large and Growing Global Addressable Market


~$250bn
~$125bn
~$50bn
~$30bn
~$250bn
INDUSTRIAL AUTOMATION TAM
~$75bn
PRODUCTION EXECUTION SYSTEMS TAM
~$20bn
PRODUCTION QUALITY TAM
~$30bn
AUTOMATED ASSEMBLY TAM

Bright Machines.

Source: Consulting study and Bright Machines management estimates.
Note: Production execution systems includes manufacturing execution systems (MES), production lifecycle management (PLM) and quality management systems (QMS).

© 2021 Bright Machines, Inc.

31

A Unique Opportunity

Large & Expanding Addressable Market

Large and growing TAM, primed for proliferation of next-gen automation

Next-gen advanced manufacturing will be guided by a unified architecture that bridges the edge to the cloud

Proven Customer Traction

Validation from 25+ blue-chip customers, including leading Fortune 500 companies

Customer-proven platform with 84% sales CAGR from 2020A to 2025E

Deep Technology Moat

Proprietary technology platform that increases productivity, product quality and performance

Software-defined platform with ongoing addition of applications and services and rapidly growing ARR

Attractive Unit Economics & Financial Profile

Attractive financial profile supported by 80%+ 5-year revenue growth outlook and 50%+ gross margin by 2025E

Compares favorably to industrial technology and industrial automation software public market companies

Sticky Business Model

Establish presence through sticky solution model to drive software revenue

Customer engagement designed for rapid deployment and scale

Experienced Management Team

We believe Bright Machines is pioneering the platform for AI-driven advanced manufacturing

Proven executives with deep technology and industrial automation expertise

Source: Bright Machines management projections.

Bright Machines

© 2021 Bright Machines, Inc.

32

© 2021 Bright Machines, Inc. Financial Outlook © 2021 Bright Machines, Inc. 33 4

High Growth Platform with an Improving Margin Profile


Summary Forecasted Financials
($ in millions)
Gross Margin %
12%
29%
40%
50%
60%+
2020A – 2025E
Revenue CAGR
+84%
$34
$54
$85
$164
$317
$727
~$3,600
~$2,300
~$1,300
2020A
2021E
2022E
2023E
2024E
2025E
2030E
Assembly Automation Revenue
Additional Software & Services Revenue

Source: Bright Machines management projections.

Note: In 2018, Bright Machines entered into a 5-year Master Services Subscription Agreement (the "MSSA") with Flex for services ranging from hardware leasing to engineering and testing services as well as product purchases. The estimated lifetime value of that contract was approximately $350 million. Given that business conditions have changed due to the pandemic and that Bright Machines has focused on building software-defined assembly lines and manufacturing software, Bright Machines and Flex have agreed to amend the terms of the MSSA.

The agreement will result in:

- Bright Machines exiting the used SMT hardware leasing business. Flex will make an upfront cash payment of $8.2 million for the sale of such hardware assets mostly based in China.
- Flex will reduce its commitment to purchase professional automation services by a total of approximately $120 million over the remaining term of the MSSA.
- Bright Machines will retire approximately 9.0 million shares (of their 14.8 million shares) of Bright Machines common stock currently owned by Flex, which is proportionate to Flex's revised commitments under the MSSA.

Although there will be an overall reduction in revenue related to legacy automation testing professional services and leasing of non-proprietary used manufacturing equipment under the MSSA, this amendment also includes a firm commitment to purchase $10 million per year through May 2023 of the Company's proprietary products and services. The new estimated lifetime value of the amended MSSA will be approximately $240 million. Neither the used manufacturing equipment leasing nor automation testing and engineering professional services is core to the Bright Machines business.

Bright Machines.

© 2021 Bright Machines, Inc.

34

Attractive Unit Economics

Forecasted Standalone Software Economics(1)

($ in millions)



Gross Margin %
69%
71%
72%
73%
$6
$4
$28
$20
$82
$59
$243
$178
2022E
2023E
2024E
2025E
Software Revenue
Software Gross Profit

Forecasted Microfactory Economics(1)

($ in millions)



Gross Margin %
9%
20%
29%
39%
$9
$36
$64
$6
$130
$27
$234
$67
$483
$188
2020A
2021E
2022E
2023E
2024E
2025E
Microfactory Revenue
Microfactory Gross Profit

Source: Bright Machines management projections.

Note: In 2018, Bright Machines entered into a 5-year Master Services Subscription Agreement (the "MSSA") with Flex for services ranging from hardware leasing to engineering and testing services as well as product purchases. The estimated lifetime value of that contract was approximately $350 million. Given that business conditions have changed due to the pandemic and that Bright Machines has focused on building software-defined assembly lines and manufacturing software, Bright Machines and Flex have agreed to amend the terms of the MSSA.

The agreement will result in:

- Bright Machines exiting the used SMT hardware leasing business. Flex will make an upfront cash payment of $8.2 million for the sale of such hardware assets mostly based in China.
- Flex will reduce its commitment to purchase professional automation services by a total of approximately $120 million over the remaining term of the MSSA.
- Bright Machines will retire approximately 9.0 million shares (of their 14.8 million shares) of Bright Machines common stock currently owned by Flex, which is proportionate to Flex's revised commitments under the MSSA.

Although there will be an overall reduction in revenue related to legacy automation testing professional services and leasing of non-proprietary used manufacturing equipment under the MSSA, this amendment also includes a firm commitment to purchase $10 million per year through May 2023 of the Company's proprietary products and services. The new estimated lifetime value of the amended MSSA will be approximately $240 million. Neither the used manufacturing equipment leasing nor automation testing and engineering professional services is core to the Bright Machines business.

(1) Figures exclude revenue and gross profit from Flex service contracts.

Bright Machines.

© 2021 Bright Machines, Inc.

35

Long-Term Outlook

	2020A	2021E	2022E	2023E	2024E	2025E	2030E
Customers	~25	~50	~85	~125	~175	~225	550+
Revenue	$34m	$54m	$85m	$164m	$317m	$727m	$3,500m+
Revenue Growth % (YoY)		55%	59%	92%	94%	129%	
Gross Margin			12%	29%	40%	50%	60%+

Source: Bright Machines management projections.

Note: In 2018, Bright Machines entered into a 5-year Master Services Subscription Agreement (the "MSSA") with Flex for services ranging from hardware leasing to engineering and testing services as well as product purchases. The estimated lifetime value of that contract was approximately $350 million. Given that business conditions have changed due to the pandemic and that Bright Machines has focused on building software-defined assembly lines and manufacturing software, Bright Machines and Flex have agreed to amend the terms of the MSSA.

The agreement will result in:

- Bright Machines exiting the used SMT hardware leasing business. Flex will make an upfront cash payment of $8.2 million for the sale of such hardware assets mostly based in China.
- Flex will reduce its commitment to purchase professional automation services by a total of approximately $120 million over the remaining term of the MSSA.
- Bright Machines will retire approximately 9.0 million shares (of their 14.8 million shares) of Bright Machines common stock currently owned by Flex, which is proportionate to Flex's revised commitments under the MSSA.

Although there will be an overall reduction in revenue related to legacy automation testing professional services and leasing of non-proprietary used manufacturing equipment under the MSSA, this amendment also includes a firm commitment to purchase $10 million per year through May 2023 of the Company's proprietary products and services. The new estimated lifetime value of the amended MSSA will be approximately $240 million. Neither the used manufacturing equipment leasing nor automation testing and engineering professional services is core to the Bright Machines business.

Bright Machines

© 2021 Bright Machines, Inc.

36

Valuation Framework © 2021 Bright Machines, Inc. 37 5

Detailed Transaction Overview

Transaction Structure

- Pre-money equity value of $1,100m[1]
- Pro forma enterprise value of $1,148m (1.6x 2025E revenue)[1][2]
- $435m gross cash proceeds inclusive of $205m PIPE proceeds and $230m SPAC cash in trust[2]
- Potential earnout for existing shareholders
  - 23m total additional shares, vesting in three equal tranches
  - Thresholds of $13.75, $18.75 and $23.75 per share[3]
- 100% of sponsor shares vest at close[4]

Illustrative Sources and Uses

($ in millions)

Sources	Amount	%
Existing Shareholders[1]	$1,100	69%
SPAC Cash In Trust[2]	230	14%
SPAC Founder Shares[4]	58	4%
PIPE Equity	205	13%
Total Sources	**$1,593**	**100%**
Existing Shareholders[1]	$1,100	69%
Cash to Balance Sheet[2]	400	25%
SPAC Promote[4]	58	4%
Estimated Fees & Expenses	35	2%
Total uses	**$1,593**	**100%**

Illustrative Pro Forma Capitalization

($ in millions, except share price)

Share Price	$10.00
PF Shares Outstanding[1]	159.3
PF Equity Value	**$1,593**
(–) Assumed PF Net Cash[2][5]	($445)
PF Enterprise Value To Market	**$1,148**

Illustrative Pro Forma Ownership at Close



4%
14%
13%
69%
Existing Shareholders[1]
PIPE Equity
SPAC Shareholders[2]
SPAC Founder Shares[4]

Bright Machines.

(1) Excludes potential impact of existing shareholder earnout structure. Under the amendment to the Flex MSSA, the $1,100m equity attributed to existing Bright Machines shareholders is expected to be allocated among existing Bright Machines shareholders subsequent to the retirement of 9.0m shares of existing Bright Machines common stock currently owned by Flex.
(2) Assumes no redemptions.
(3) Earnout vests upon the common stock trading above the relevant threshold for 20 trading days of any consecutive 30 trading day period prior to the 5th anniversary of closing.
(4) Upon the closing, XN LP has agreed to acquire from the SCVX founders 50% of the founders shares and 50% of the founders warrants.
(5) Includes existing cash on balance sheet of $45 million as of March 2021 and illustrative transaction proceeds from SPAC cash in trust and PIPE investors, net of fees.

© 2021 Bright Machines, Inc.

38

© 2021 Bright Machines, Inc. The image part with relationship ID rId4 was not found in the file. Public Comparable Universe for Bright Machines Automation Technology Automation Software Category Creators • High - value, branded IP and products • Focus on integrated hardware and software offerings • Established players • Proven track records of growth Recent De - SPACs • Visibility via SaaS models • Strong margin profiles • Significant re - rating through the cycle • Proven track records of growth • Industry disruptors • Significant first mover advantages • Developed scale • Brand recognition in respective end - markets • Recent transactions in automation and manufacturing ecosystems • Technology - enabled, value - added equipment, services and software • Significant multi - year growth through customer penetration and technology adoption • Margins in - line with Automation Technology and Automation Software peers, at - scale 39

Operational Metrics Overview



Automation Technology
Automation Software
Category Creators(1)
Recent De-SPACs(1)(2)
Revenue Growth (CY 2020A – CY 2022E)
Peer average: 11%
Peer median: 9%
Peer average: 15%
Peer median: 13%
Peer average: 29%
Peer median: 29%
Peer average: 91%
Peer median: 93%
84%
18%
14%
9%
8%
8%
29%
16%
13%
12%
7%
29%
29%
28%
121%
93%
59%
20A - 25E
Gross Margin (CY 2021E)
Peer average: 64%
Peer median: 64%
Peer average: 82%
Peer median: 81%
Peer average: 45%
Peer median: 48%
Peer average: 54%
Peer median: 51%
50%
76%
83%
57%
64%
41%
67%
92%
81%
78%
92%
23%
65%
48%
51%
48%
62%
2025E
EBITDA Margin (CY 2021E)
Peer average: 35%
Peer median: 36%
Peer average: 37%
Peer median: 34%
Peer average: 20%
Peer median: 20%
Peer average: 25%
Peer median: 25%
19%
36%
55%
24%
37%
21%
29%
34%
34%
32%
54%
19%
22%
20%
26%
25%
24%
2025E
Bright Machines
COGNEX
KEYENCE
Trimble
HEXAGON
Rockwell Automation
AVEVA (3)
AUTODESK
ptc
Bentley
aspentech
TESLA
Uber
PELOTON
Desktop Metal
BERKSHIRE GREY
Markforged

Bright Machines

Source: Company management, public filings and FactSet as of 5/13/21.

(1) Revenue growth represents CY 2020A – 2025E CAGR and margins represent CY 2025E margins for Category Creators and Recent De-SPACs.

(2) Desktop Metal multiples reflect current enterprise value and broker consensus estimates. Berkshire Gray and Markforged metrics based on company-forecasted values presented in S-4 filings.

(3) AVEVA metrics not pro forma adjusted for March 2021 OSIsoft acquisition.

© 2021 Bright Machines, Inc.

40

Valuation Metrics Overview



Automation Technology
Automation Software
Category Creators(1)
Recent De-SPACs(1)(2)
EV / Revenue (CY 2022E)
Peer average: 8.9x
Peer median: 6.9x
Peer average: 10.6x
Peer median: 11.8x
Peer average: 3.2x
Peer median: 2.7x
Peer average: 2.6
Peer median: 2.4x
13.5x(3)
1.6x(3)
11.1x
16.7x
5.3x
6.9x
4.3x
7.1x
11.8x
8.2x
13.2x
12.8x
4.8x
2.2x
2.7x
2.9x
2.4x
2.4x
2022E
2025E
EV / EBITDA (CY 2022E)
Peer average: 24.1x
Peer median: 21.4x
Peer average: 28.8x
Peer median: 24.8x
Peer average: 16.2x
Peer median: 13.4x
Peer average: 10.2x
Peer median: 9.8x
NM(3)(4)
8.4x(3)
30.7x
29.9x
21.4x
18.6x
19.7x
24.0x
30.6x
24.5x
40.0x
24.8x
25.0x
10.0x
13.4x
11.2x
9.8x
9.7x
Bright Machines
COGNEX
KEYENCE
Trimble
HEXAGON
Rockwell Automation
AVEVA(5)
AUTODESK
ptc
Bentley
aspentech
TESLA
Uber
PELOTON
Desktop Metal
BERKSHIRE GREY
Markforged

Source: Company management, public filings and FactSet as of 5/13/21.
(1) Multiples based on CY 2025E revenue and EBITDA estimates for Category Creators and Recent De-SPACs.
(2) Desktop Metal multiples reflect current enterprise value and broker consensus estimates. Berkshire Gray and Markforged enterprise values reflect current SPAC share price applied to pro forma capital structure reported in S-4 filings, and operating metrics reflect company-forecasted estimates publicly disclosed in S-4 filings.
(3) Bright Machines' valuation reflects post-money enterprise value and excludes potential impact of existing shareholder earnout structure.
(4) "NM" denotes not meaningful due to negative metrics.
(5) AVEVA metrics not pro forma adjusted for March 2021 OSIsoft acquisition.

Bright Machines

© 2021 Bright Machines, Inc.

41

Transaction Priced at a Discount to Selected Peer Multiples

Implied EV Based on Selected Comparable Companies | **Transaction Value**

($ in millions; implied future and discounted EV rounded to the nearest $5m)

Implied Future EV | **Implied Discounted EV** | **Implied Post-Money EV**



~$8,720
~$5,810
Midpoint represents 533% upside to transaction value
Midpoint represents 205% upside to transaction value
~$4,205
~$2,800
$1,148

Implied multiples

	Implied Future EV	Implied Discounted EV	Implied Post-Money EV
EV / 2022E Revenue	68.4x – 102.6x	42.5x – 63.8x	13.5x
EV / 2025E Revenue	8.0x – 12.0x	3.9x – 5.8x	1.6x
EV / 2025E EBITDA	42.5x – 63.8x	20.5x – 30.8x	8.4x

Valuation Approach

- Using a future valuation of date of 12/31/2024, Bright Machines is valued by applying 2025E revenue of $727m to an EV / NTM revenue multiple range of 8.0x – 12.0x based on peer multiples, which results in an implied midpoint future value of $7,265m
- Bright Machines' implied future EV is then discounted 20% over a 4-year period to arrive at an implied present value of ~$3,505m(1)
- Transaction priced at additional discount

Bright Machines

Source: Bright Machines management projections.
Note: Bright Machines' valuation reflects post-money enterprise value and excludes potential impact of existing shareholder earnout structure.
(1) Assumes a 20% discount rate; based on midpoint of implied future enterprise value of $7,265m.

© 2021 Bright Machines, Inc.

42

© 2021 Bright Machines, Inc. Appendix © 2021 Bright Machines, Inc. 43

Summary Forecasted Financials

($ in milllions)	2020A	2021E	2022E	2023E	2024E	2025E
Assembly automation	$9	$36	$64	$130	$234	$483
Additional software & services	26	18	21	33	82	243
Total revenue	**$34**	**$54**	**$85**	**$164**	**$317**	**$727**
% growth		*55%*	*59%*	*92%*	*94%*	*129%*
Cost of goods sold	(35)	(58)	(75)	(117)	(190)	(361)
Gross profit	**($1)**	**($4)**	**$10**	**$47**	**$126**	**$366**
% margin	*(2%)*	*(8%)*	*12%*	*29%*	*40%*	*50%*
Research & development	($24)	($30)	($43)	($52)	($63)	($74)
Sales & marketing	(9)	(14)	(23)	(28)	(48)	(109)
General & administrative	(12)	(17)	(19)	(26)	(37)	(50)
Total operating expenses	($45)	($61)	($85)	($106)	($148)	($232)
EBITDA	**($40)**	**($63)**	**($73)**	**($57)**	**($19)**	**$137**
% margin	*(115%)*	*(118%)*	*(86%)*	*(35%)*	*(6%)*	*19%*

Source: Bright Machines management projections.

Note: In 2018, Bright Machines entered into a 5-year Master Services Subscription Agreement (the "MSSA") with Flex for services ranging from hardware leasing to engineering and testing services as well as product purchases. The estimated lifetime value of that contract was approximately $350 million. Given that business conditions have changed due to the pandemic and that Bright Machines has focused on building software-defined assembly lines and manufacturing software, Bright Machines and Flex have agreed to amend the terms of the MSSA.

The agreement will result in:

- Bright Machines exiting the used SMT hardware leasing business. Flex will make an upfront cash payment of $8.2 million for the sale of such hardware assets mostly based in China.
- Flex will reduce its commitment to purchase professional automation services by a total of approximately $120 million over the remaining term of the MSSA.
- Bright Machines will retire approximately 9.0 million shares (of their 14.8 million shares) of Bright Machines common stock currently owned by Flex, which is proportionate to Flex's revised commitments under the MSSA.

Although there will be an overall reduction in revenue related to legacy automation testing professional services and leasing of non-proprietary used manufacturing equipment under the MSSA, this amendment also includes a firm commitment to purchase $10 million per year through May 2023 of the Company's proprietary products and services. The new estimated lifetime value of the amended MSSA will be approximately $240 million. Neither the used manufacturing equipment leasing nor automation testing and engineering professional services is core to the Bright Machines business.

Bright Machines.

© 2021 Bright Machines, Inc.

44

© 2021 Bright Machines, Inc. Full Scale Digital Manufacturing Platform 3 PROTOTYPE MASS PRODUCTION Automated Assembly Production Execution Production Analytics & Quality • Cloud - native integrations • Leverage legacy assets • Supply chain optimization • IQC, IPQC, OQC • 100% inspection • Defect prediction • Fully decoupled hardware and software for faster deployment • Reduced dependency on specialists 45

© 2021 Bright Machines, Inc. Sustainable Competitive Advantage Vertical AI algorithms Broad Ecosystem Support Semantic Data Model Cloud and Edge Native Bright Machines’ systems seamlessly connect to external IT stacks, data pools and other devices Proprietary processes and data Continuous optimization through Bright Machines’ generated data Bright Machines’ platforms manage end - to - end workflows in cloud or edge manufacturing environments Bright Machines’ algorithms are process - specific Continuous improvement through Bright Machines’ data 46

© 2021 Bright Machines, Inc. Customer Case Study: Leveraging Data Predictable inspected deliveries to the data center using machine learning and real - time process feedback Higher ROI by optimizing the amount of product required for testing Hourly flexibility between manual and automated operations creating a dynamic build schedule From over 3% Final Yield Loss ... … T o Less than 0.5% with Bright Machines 47

© 2021 Bright Machines, Inc. Extensive Portfolio of Intellectual Property Bright Machines’ patent portfolio is comprised of 36 US innovations that have been filed under various patent applications. The filed innovations can be broadly categorized as follows: 16 Components, tooling and processes for improved automation and quality 7 Automation (process & workflow) 5 Material feeding 4 Test & inspection ( HW, SW, AI, ML, processes ) 3 Electronic components design & manufacturing 1 Robotics (End of arm (EOA), perception, planning) 48 Test & inspection (HW, SW, AI, ML, processes) 11% Electronic components design & manufacturing 8% Robotics (EOA, perception, planning) 3% Components, tooling and processes for improved automation and quality 45% Material feeding 14% Automation (process & workflow) 19%

© 2021 Bright Machines, Inc. Expand into New Solutions and Verticals Drive Automated Assembly Growth • Expand from 25 to 225+ customers • Drive penetration with automated assembly across global manufacturing • Increase microfactory capabilities Launch AI - Based Manufacturing Analytics & Quality Application Launch Production Execution Software Suite Expand Product and Market Reach through M&A • Upsell automation software platform to OEMs & CMs • Upsell AI - driven software to Tier 1 OEMs • Upsell applications and tools for managing all aspects of manufacturing to OEMs • MES, QMS, Material Management, Production Planning domains • Penetrate new customer segments & markets 49

© 2021 Bright Machines, Inc. Risk Factors Risks Related to Our Maturity and Financial Position • We are an early - stage company with a history of losses. We have not been profitable historically and may not achieve or maintain pr ofitability or positive cash flow in the future . • Our limited operating history makes evaluating our current business and future prospects difficult and may increase the risk of y our investment . • Our operating results and financial condition may fluctuate from period to period . • We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at al l . Risks Related to Our Operations, Our Business, Our Industry and the Economy • We have generated the majority of our revenues to date from the sale of a single solution . • We may experience significant delays in the design, production and launch of our software for production quality, analytics and man ufacturing execution systems, and we may be unable to successfully commercialize these products and services within our planned timelines. • If demand for our solutions does not grow as expected, or if market adoption of software driven manufacturing does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected . • Our customers face numerous competitive challenges, which may materially adversely affect their business and ours . • We compete with numerous other industrial automation providers, manufacturing software providers and others . • Industry consolidation could result in more powerful competitors and fewer customers . • We may not be able to retain or replace key employees responsible for our engineering and technological expertise . • A significant percentage of our sales comes from products and services that we provide to a small number of customers and a dec lin e in sales to any of these customers or our inability to expand our customer base could adversely affect our business. • We anticipate that we will cease our professional services offering in the near future, which may adversely affect our business . 50

© 2021 Bright Machines, Inc. Risk Factors (cont’d) Risks Related to Our Operations, Our Business, Our Industry and the Economy (cont’d) • If we are unable to retain our existing customers or attract new customers, our business, financial condition or results of o per ations could suffer. • Our margins and profitability and scalability may be adversely affected due to change orders and costs associated with deploy men t of our solutions. • A breach of confidentiality obligations may cause us to incur significant legal and financial exposure. • We may not achieve expected profitability, technological advantages or intellectual property value from our acquisitions. • We may not meet regulatory quality standards applicable to our manufacturing and quality processes, and may not obtain requir ed safety or other certifications for our machines or software, which could have an adverse effect on our business, financial condition or results of operations. • Our goodwill and identifiable intangible assets could become impaired, which could reduce the value of our assets and reduce our net income in the year in which the write - off occurs. • We expect to derive an increasing portion of our revenues from international customers and operations, which may be subject t o a number of different risks and often require more management time and expense than domestic operations. • Our business model is predicated, in part, on building a customer base that will generate a recurring stream of revenues thro ugh the sale of our subscription software and service contracts. If that recurring stream of revenues does not develop as expected, or if our business model changes as th e industry evolves, our operating results may be adversely affected. • Introducing new business models or programs requiring implementation of new competencies, such as development and marketing o f n ew process technologies, solutions, products, software or services, could adversely affect our operations and financial results . • Our cloud strategy and Software as a Service offerings (“SaaS”) may not be successful. • Our business success depends on attracting, developing and retaining highly qualified personnel. • Our failure to successfully manage the transition between our new products and our older products may adversely affect our fi nan cial results. • We have entered into, or may enter into, agreements with various parties for certain business operations. Any difficulties we ex perience in these arrangements could result in additional expense, interruption of our services, a failure in the roll - out of new technology or a delay in installmen t of new solutions at customer facilities. 51

© 2021 Bright Machines, Inc. Risk Factors (cont’d) Risks Related to Our Operations, Our Business, Our Industry and the Economy (cont’d ) • If we are unable to develop and maintain successful relationships with channel partners, our business, operating results and fin anc ial condition could be adversely affected . • If we are not able to effectively grow our global sales and marketing organization, or maintain or grow an effective network of distributors and software value - added resellers and integrators, our business prospects, results of operations and financial condition could be severely affected . • If we do not manage our growth effectively or fail to grow our business as anticipated, our results of operations, cash flows an d profitability, including our net sales, gross margin and operating margin, could be materially adversely affected. If we grow as anticipated but fail to manage our g row th and expand our operations accordingly, our business may be harmed and our results of operation may suffer. • If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer ne eds or requirements, our solutions may become less competitive . • We depend on third - party data hosting and transmission services. Increases in cost, interruptions in service, latency, or poor s ervice from our third - party data center providers could impair the delivery of our services. This could result in customer dissatisfaction, damage to our reputation, lo ss of customers, limited growth, and reduction in revenue . • Our current chief financial officer will be leaving the company following this offering. Although he has expressed his intention to remain with Bright Machines until his successor has been hired, we cannot assure that the transition to a new chief financial officer will not have an adverse effe ct on Bright Machines. Risks Related to Our Intellectual Property and Technology • Intellectual property infringement claims of others and the inability to protect our intellectual property rights could harm our business and our customers. • The success of certain of our activities depends on our ability to protect our intellectual property rights, claims of infringeme nt or misuse of intellectual property and/or breach of license agreement provisions against our customers or us could harm our business . • We may not be able to obtain patent protection or otherwise adequately protect or enforce our intellectual property rights, w hic h could impair our competitive position . • We rely on licenses to use the intellectual property rights of third parties which are incorporated into our services. Failur e t o renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition an d results of operations . 52

© 2021 Bright Machines, Inc. Risk Factors (cont’d) Risks Related to Our Intellectual Property and Technology (cont’d) • Increased information technology (IT) security threats and more sophisticated cyberattacks could pose a risk to our systems, networks, pro ducts, solutions and services . • Our software is highly complex and may contain undetected errors. Any such errors could impair our systems and negatively imp act our business and results of operations . • We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade s ecr ets of customers, suppliers and our employees’ former employers . Risks Related to Being a Public Company • Our management team has limited experience managing a public company . • We will incur increased costs as a result of operating as a public company, and our management will be required to devote sub sta ntial time to new compliance initiatives and corporate governance practices . • If securities or industry analysts do not publish research or reports about our business, if they adversely change their reco mme ndations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline . • As a public company, we will become subject to additional laws, regulations and stock exchange listing standards, which will imp ose additional costs on us and may strain our resources and divert our management’s attention . • If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired . • Our business, financial condition, and results of operations may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet the expectations of securities analysts or investors . • Changes in financial accounting standards or policies have affected, and in the future may affect, our reported financial con dit ion or results of operations . • The combined company may be subject to securities litigation, which is expensive and could divert management’s attention . 53

© 2021 Bright Machines, Inc. Risk Factors (cont’d) Risks Related to Laws and Regulations • New legislative and regulatory actions could adversely affect our business. • Claims from taxing authorities could have an adverse effect on our income tax expense and financial condition . • We are subject to risks relating to litigation and regulatory investigations and proceedings, which may have a material adver se effect on our business . • Failure to comply with domestic or international employment and related laws could result in the payment of significant damag es, which would reduce our net income . • Future changes in the regulations and laws of the United States, or those of the international markets in which we do busines s, could harm our business. • Failure to comply with anti - bribery, anti - corruption, and anti - money laundering laws could subject us to penalties and other adv erse consequences . • Our failure to comply with environmental laws could adversely affect our business. • Social and environmental responsibility policies and provisions may be difficult to comply with and may impose costs on us . • We may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have a materia l a dverse effect on our profitability and consolidated financial position . • We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturin g, use, distribution and sale of our products. Some of our customers also require that we comply with their own unique requirements relating to these matters . • Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variet y o f jurisdictions in which we operate may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or change s t o, our policies and operations. General Risks • We face the potential harms of natural disasters, pandemics, including the COVID - 19 pandemic, acts of war, terrorism, international conflicts or other disruptions to our operations, the duration and severity of which are highly uncertain and difficult to predict. • We may require additional capital to support growth, and such capital might not be available on terms acceptable to us, if at al l. This could hamper our growth and adversely affect our business. 54

© 2021 Bright Machines, Inc. Risk Factors (cont’d) General Risks (cont’d) • Weak global economic conditions, geopolitical uncertainty and instability in financial markets may adversely affect our business, res ults of operations, financial condition, and access to capital markets . • Our business could be impacted as a result of actions by activist stockholders. • If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standard s o r interpretations change, our operating results could be adversely affected . Financial Risks • Our amount of debt could significantly increase in the future. • An adverse change in the interest rates for our borrowings could adversely affect our financial condition. • We are subject to risks of currency fluctuations and related hedging operations . • An impairment in the value of our assets would reduce the value of our assets and reduce our net income in the year in which the wr ite - off occurs . Risks Related to the Business Combination • Directors of SCVX Corp. have potential conflicts of interest in recommending that SCVX Corp.’s stockholders vote in favor of approval o f t he Merger Agreement and the transactions contemplated thereby, including the Merger (the Merger and such other transactions, collectively, the “Business Combination”), and approval of the other proposals to be described in the proxy statement/prospectus. • If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price o f S CVX Corp.’s securities may decline. • The combined company’s historical unaudited pro forma condensed combined financial information may not be representative of o ur results after the Business Combination. • The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if a t a ll . 55

© 2021 Bright Machines, Inc. Risk Factors (cont’d) Risks Related to the Business Combination (cont’d) • The Sponsor and the PIPE Investors will beneficially own a significant equity interest in the combined company and may take a cti ons that conflict with your interests. • We may be forced to close the Business Combination even if we determine it is no longer in our stockholders’ best interests. • SCVX Corp. and Bright Machines will incur significant transaction and transition costs in connection with the Business Combination . • The announcement of the proposed Business Combination could disrupt Bright Machines’ relationships with its existing customers, s upp liers, business partners and others, as well as its operating results and business generally . • Subsequent to the completion of the Business Combination, the combined company may be required to take write - downs or write - offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could ca use you to lose some or all of your investment . • Provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by ou r s tockholders to replace or remove our current management, limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or o ur directors, officers, or employees, and limit the market price of our common stock . • Future resales of common stock after the consummation of the Business Combination may cause the market price of our securities to dr op significantly, even if our business is doing well . • Certain insiders may elect to purchase shares from public stockholders prior to the consummation of the Business Combination, which m ay influence the vote on the Business Combination and reduce the public “float” of our securities . 56